Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LOJACK CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2664794 (I.R.S. Employer Identification No.)

200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts	02090
(Address of Principal Executive Offices)	(Zip Code)

LoJack Corporation 2008 Stock Incentive Plan
(Full title of the plan)

Richard T. Riley
Chairman of the Board of
Directors and Chief Executive Officer
LoJack Corporation
200 Lowder Brook Drive, Suite 1000
Westwood, Massachusetts 02090
(Name and address of agent for service)

(781) 326-4700
(Telephone number, including area code, of agent for service)

Copy to:

Michael A. Matzka, Esq.
Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Tel: (617) 338-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value	2,000,000 shares	$9.57	$19,140,000	$752.20

(1)
In accordance with Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock on the NASDAQ Global Select Market on May 16, 2008.

Pursuant to Rule 429, the prospectus constituting a part of this Registration Statement also covers the shares of Common Stock previously registered under Registration No. 333-43670.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information; Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information required by these items will be given to individuals  participating in the LoJack Corporation 2008 Stock Incentive Plan (the “Plan”) and are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of the registration statement or as an exhibit thereto.

Employees participating in the Plan may obtain a copy of the Plan or the documents incorporated by reference in Item 3 of Part II below, at no cost, by writing or telephoning us at: 200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts 02090, (781) 326-4700, Attention: Investor Relations.  These documents are also incorporated by reference in the Section 10(a) prospectus.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following additional documents, which have been filed by LoJack Corporation (“the Company”) with the Commission under the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference in and made a part of this registration statement, as of their respective dates:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, filed with the SEC on May 12, 2008.

(c) The Company’s definitive proxy statement on Schedule 14A, filed with the SEC on April 9, 2008.

(d)  The Company’s Current Reports on Form 8-K filed with the SEC on February 19, 2008, February 20, 2008,  and April 30, 2008.

(e) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(f)  The description of the securities contained in the Company’s registration statement on Form 8-A filed on January 19, 1983 under the Exchange Act, including any amendment or report filed or to be filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Massachusetts Business Corporation Law provides that the Company may, and the Company’s Articles of Organization provide that the Company will, to the extent legally permissible, indemnify any person serving or who has served as an officer or a director of the Company against all liabilities and expenses reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such person may be involved or with which such person may be threatened, while serving or thereafter, by reason of such person being or having been such an officer or a director if such person acted in good faith in the reasonable belief that such person’s action was in the best interests of the Company.

The directors and officers of the Company are also insured against liabilities which they incur in their capacity as such under insurance policies of the Company.

Item 7. Exemption from Registration Claimed.

 Not applicable.

Item 8. Exhibits.

Exhibit No.		Description
5.1	–	Opinion of Sullivan & Worcester LLP

23.1	–	Consent of Sullivan & Worcester LLP (contained in the opinion of Sullivan & Worcester LLP filed herewith as Exhibit 5.1)

23.2	–	Consent of Deloitte & Touche LLP

24	–	Powers of Attorney (included in the signature page to this registration statement)

Item 9. Undertakings.

1.    The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

paragraphs 1(1)(i) and 1(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    Not applicable.

(5)   Not applicable.

(6)   Not applicable.

2.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            3.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on this 20th day of May, 2008.

LOJACK CORPORATION

By: /s/ Richard T. Riley
Richard T. Riley Chairman and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

The undersigned officers and directors of the registrant hereby constitute and appoint Richard T. Riley, Ronald V. Waters III and Michael Umana, and each of them singly, with full power of substitution, our true and lawful attorneys-in-fact and agents to take any actions to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including the power and authority to sign for us in our names in the capacities indicated below any and all amendments to this registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard T. Riley Richard T. Riley	Chairman and Chief Executive Officer (Principal Executive Officer)	May 20, 2008

/s/ Ronald V. Waters Ronald V. Waters	President, Chief Operating Officer and Director	May 20, 2008

/s/ Michael Umana Michael Umana	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 20, 2008

/s/ Rory J. Cowan Rory J. Cowan	Director	May 20, 2008

/s/ John H. MacKinnon John H. MacKinnon	Director	May 20, 2008

/s/ Robert J. Murray Robert J. Murray	Director	May 20, 2008

/s/ Robert L. Rewey Robert L. Rewey	Director	May 20, 2008

/s/ Harvey Rosenthal Harvey Rosenthal	Director	May 20, 2008

/s/ Maria Renna Sharpe Maria Renna Sharpe	Director	May 20, 2008

/s/ Brian D. Boyce Brian D. Boyce	Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	May 20, 2008